                                                                  EXHIBIT 10.12



OFFER LETTER, GREG MARTIN

January 4, 2000

Greg Martin

Dear Greg,

I am pleased to offer you the position of Sr. Vice President of Consulting Services for Broadbase Software, Inc.

This letter outlines the proposed terms of employment with Broadbase.

-       Your annual salary will be $200,000 paid semi-monthly

- There is an incentive bonus associated with this position allowing you to make an additional $40,000 per annum to be paid semi-annually

-       You will start immediately.


I will recommend that you will be granted an option to purchase 125,000 shares of stock. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a three-month cliff and would be governed by the terms set forth in the Company's standard form of stock options agreement. The purchase price of each of the shares covered by the option will be $40 under the closing price of the Company's common stock on the date of the approval of the grant by the Board.

The company will extend you a loan in the amount if $200,000 which will be a non recourse loan secured only by your stock options and any stock issued therefrom provided you do not terminate your employment with the Company within the first three months of your employment (in which case the loan would need to be repaid in full within two weeks).

The Company will provide to you the health, holiday, vacation and other benefits available to all its employees. Enclosed, for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return by Friday evening, December 17, 1999. Employment at Broadbase is subject to your signing the attached nondisclosure and inventions agreement, as well. Please also understand that your employment is not governed by any written or oral contract and is considered an "at-will" agreement. This means that you are free, as is the Company, to terminate the employment relationship at any time for any reason, so long as there is not violation of applicable state or federal law.

Greg, all of us welcome you in joining Broadbase and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8304.



Sincerely,

Chuck Bay
President

Accepted

Signature: /s/ Greg Martin
           -------------------------------------

Name:  Greg Martin

Start Date:
           -------------------------------------